Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

THIRD COAST BANCSHARES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	5.500% Fixed-to-Floating Rate Subordinated Notes due 2032	Rule 457(f)	$82,250,000	100%	$82,250,000	$92.70 per million	$7,624.58
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—	—		—	—	—
	Total Offering Amounts					$82,250,000		$7,624.58
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$7,624.58

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended (the “Securities Act”). Represents the maximum aggregate offering price of all notes to be offered in the exchange offers to which the registration statement relates.

(2)	Calculated pursuant to Rule 457(f) under the Securities Act.